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                           National Auto Credit, Inc.
                                30000 Aurora Road
                                Solon, Ohio 44139


As of August 8, 1999

Ernest C. Garcia II
2525 E. Camelback Road
Suite 1150
Phoenix, Arizona 85011

Dear Mr. Garcia:

         Reference is made to (i) the Letter Agreement, dated May 10, 1999 (the "Option Agreement"), by and among National Auto Credit, Inc., a Delaware corporation (the "Company"), Ernest C. Garcia II and Steven Johnson (for purposes of Section 4(c), (d) and (g) of the Option Agreement only), as extended by a Notice of Extension from the Company dated June 24, 1999, (ii) the Escrow Agreement, dated as of May 10, 1999, between the Company, Ernest C. Garcia II and Gordon, Fournaris & Mammarella, P.A., a Delaware professional corporation, as Escrow Agent, and (iii) the Irrevocable Proxy Coupled with an Interest, dated as of May 10, 1999, entered into by Ernest C. Garcia II in favor of Henry Toh (the "Proxy"). This letter sets forth our mutual understanding with respect to the extension of that certain Option (the "Option") to purchase 2,849,630 shares of the Common Stock, par value $0.05 per share, of the Company granted by you to the Company pursuant to the Option Agreement.

         1. You hereby agree to amend Section 1(a) of the Option Agreement to extend the Term (as defined in the Option Agreement) of the Option for an additional 120 days from the date hereof for and in consideration of the non-refundable sum of $1 million payable by the Company on August 12, 1999 (the "Third Payment"), provided, however, that $750,000 of the Third Payment shall be deducted from the aggregate amount payable by the Company to you upon any exercise of the Option. As used in the Option Agreement, the Escrow Agreement and the Proxy, the word "Term" shall mean the Term, as extended by this letter.

         2. You agree that Section 1(b) of the Option Agreement is hereby amended by deleting "$1.50", and inserting "$0.89" in its stead.

         3. You agree that Section 4(i) of the Option Agreement is hereby amended and restated in its entirety as follows:

         "i. Either party may terminate this Agreement upon a material breach by the other party; provided that without otherwise limiting the rights of the parties, (i) in the event of such a breach by you, you will return the Payment, one half (1/2) of the Second Payment and the $1 million payment to be made by the Company to Ernest C. Garcia II under that certain Letter Agreement, dated as of August 8, 1999 among the Company, Ernest C. Garcia II and Steven Johnson (for purposes of Section 4(c), (d) and (g) of this

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Ernest C. Garcia II
As of August 8, 1999
Page 2


     Agreement only) and Gordon, Fournaris & Mammarella, P.A. (the "Third Payment" and, collectively with the Payment and one-half (1/2) of the Second Payment, the "Payments") to the Company no later than two business days following demand by the Company; provided that you shall not be required to return the Payments if the Existing Directors shall not be in office at the time of such breach, and (ii) in the event of such a breach by the Company, you shall not be required to return the Payments to the Company (it being agreed that the provisions of this Section 4(i) are in addition to and not in satisfaction of the rights and remedies that each party may have against the other). In addition, the provisions of Section 2(a), 2(b) (solely as it relates to your agreement to cooperate with the Company and its Board of Directors), 4(c) and 4(e) shall terminate in the event that the Company fails to exercise the Option."

         4. All other provisions of the Option Agreement shall remain unchanged in full force and effect.

         5. You agree that the Escrow Agent shall, upon execution of this letter, release $750,000 of the Funds (as defined in the Escrow Agreement) from the escrow and deliver such amount to the Company in accordance with Sections 2 and 3(d) of the Escrow Agreement. You further agree that the Escrow Agreement is hereby ratified and confirmed.

         The Company hereby confirms that after such withdrawal the escrow will have and retain sufficient funds to cover the balance of the aggregate exercise price of the Option.

         Please confirm your agreement with the foregoing by signing where indicated below and returning to the undersigned a copy of this letter.

                               Very truly yours,

                               NATIONAL AUTO CREDIT, INC.


                               By:/s/ James J. McNamara
                                  ----------------------------
                                  Name:  James J. McNamara
                                  Title: Chairman of the Board

ACCEPTED AND AGREED:

/s/ Ernest C. Garcia II
------------------------
Ernest C. Garcia II(*)


/s/ Steven Johnson
------------------------
Steven Johnson

(*) On his own behalf and, for purposes of delivery of 134,000 shares of Common Stock, on behalf of Verde Investments, Inc., as President



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Ernest C. Garcia II
As of August 8, 1999
Page 3


GORDON, FOURNARIS & MAMMARELLA, P.A.



By:/s/ Peter S. Gordon
   ---------------------------
   Name:  Peter S. Gordon, Esq.
   Title: President